Exhibit 10.7
ResMed Inc.
Summary for Restricted Stock Unit
Award Agreement

1. Participant Name: [ParticipantName]

2. Grant Date: [GrantDate]

3. Total Number of RSUs Granted: [QuantityGranted]

4. Vesting Schedule. Subject to the terms of the Agreement, the RSUs shall vest and become nonforfeitable at the earlier of (i) the first November 11 following the Grant Date, or (ii) the date of the first annual meeting of stockholders of the Company following the Grant Date.

Please refer to the appendix for the vesting and distribution schedules

[VestingDateandQuantity]

[DistributionDateandQuantity]

RESMED INC.
DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

This Director Restricted Stock Unit Award Agreement, including any terms and conditions set forth in Appendices I and II hereto (collectively, the “Agreement”) sets forth the terms and conditions of the restricted stock units (“Restricted Stock Units” or “RSUs”) granted by ResMed Inc., a Delaware corporation (the “Company”), under the ResMed Inc. 2009 Incentive Award Plan, as amended from time to time (the “Plan”), and pursuant to the Summary of Restricted Stock Unit Award Grant (the “Summary”) displayed at the website of the Company’s plan administrator. The Summary specifies the person to whom the RSUs are granted (“Holder”), the grant date of the RSUs (the “Grant Date”), the vesting schedule of the RSUs (the “Vesting Schedule”), the aggregate number of RSUs granted to Holder, and other specific details of the grant. The Summary also indicates whether Holder has accepted the grant of RSUs. The Summary is deemed part of this Agreement.

ARTICLE 1.
GENERAL

1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Summary.

As used herein, the term “Disability” shall mean a “disability” as defined in Treasury Regulation Section 1.409A-3(i)(4).

As used herein, the term “Restricted Stock Unit” and “RSU” shall mean a non-voting unit of measurement which represents the right to receive one share of Common Stock for each unit that vests (subject to adjustment as provided in Section 11.3 of the Plan) solely for purposes of the Plan and this Agreement. The RSUs shall be used solely as a device for the determination of the issuance of shares of Common Stock to eventually be made to Holder if and to the extent such RSUs vest pursuant to Section 2.2 hereof. The RSUs shall not be treated as property or as a trust fund of any kind.

1.2 Incorporation of Terms of Plan and Appendices I and II. The RSUs are subject to the terms and conditions of the Plan, and, to the extent applicable, Appendix I hereto (which sets forth additional terms and conditions that govern the Award if Holder is outside the United States of America) and Appendix II hereto (which sets forth special and/or additional legal requirements, terms and conditions as may be required by Holder’s country), each of which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent applicable, in the event of any inconsistency between this Director Restricted Stock Unit Award Agreement and Appendices I and II, the terms of Appendices I and II shall control.

ARTICLE 2.
GRANT OF RESTRICTED STOCK UNITS

2.1 Grant of RSUs. Effective as of the Grant Date, the Company grants to Holder an award of RSUs as set forth in the Summary and this Agreement, upon the terms and conditions set forth in the Summary, the Plan and this Agreement.

2.2 Vesting Schedule.

(a) Subject to Sections 2.2(b) and 2.3 hereof, the RSUs awarded pursuant to this Agreement will vest and become nonforfeitable with respect to all of the RSUs on the earlier of: (i) the first November 11 following the Grant Date, or (ii) the date of the first (1st) annual meeting of the stockholders of the Company following the Grant Date, subject to Holder’s continued service through the applicable vesting date, as a condition to the vesting of the RSUs and the rights and benefits under this Agreement.

(b) Notwithstanding Section 2.2(a) hereof, and subject to Section 2.3 hereof, in the event of a Change in Control and Holder does not continue as a director of the successor entity to such Change in Control, the RSUs shall become fully vested and nonforfeitable as of the effective date of such Change in Control. Notwithstanding Section 2.2(a) hereof, if the Holder dies or has a Termination of Service due to Disability, the unvested RSUs shall become fully vested and nonforfeitable as of the date of such Holder’s death or Termination of Service due to Disability, as applicable.

2.3 Forfeiture, Termination and Cancellation upon Termination of Service. Except as otherwise provided by the Administrator, upon Holder’s Termination of Service for any reason or no reason (other than Holder’s death or Disability), all then unvested RSUs subject to this Agreement will thereupon be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Holder, or Holder’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.

2.4 Issuance of Shares upon Vesting. As soon as administratively practicable following the vesting of any RSUs pursuant to Section 2.2 hereof, but in no event later than sixty (60) days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Code), the Company shall deliver to Holder (or any transferee permitted under Section 3.2 hereof) a number of shares of Common Stock equal to the number of such RSUs that vested on the applicable vesting date, less to the extent applicable, the number of shares of Common Stock withheld in accordance with Section 2.6(b). The shares of Common Stock delivered hereby shall be represented either by one or more stock certificates or by book entry, as determined by the Company in its sole discretion. Notwithstanding the foregoing, in the event shares of Common Stock cannot be issued in the time frame specified above due to the effects of Section 2.7(a), (b) or (c) hereof, then the shares of Common Stock shall be issued as soon as administratively practicable after the Administrator determines that shares of Common Stock can again be issued in accordance with Sections 2.7(a), (b) and (c) hereof (but in no event later than the deadline required to comply with the “short-term deferral” exemption under Section 409A of the Code).

2.5 Deferral. Notwithstanding Section 2.4 hereof, pursuant to the ResMed Inc. Non-Employee Director Deferral Program (the “Program”), the Holder may elect to defer settlement of all the shares of Common Stock to be delivered in respect of the vested RSUs until (i) the Holder’s “separation from service” (within the meaning of Section 409A of the Code); (ii) the fixed date specified on the Holder’s deferral election form under the Program; or (iii) the earlier of (i) and (ii) (such applicable date, the “Deferred Payment Date”). Deferred vested RSUs (“Deferred RSUs”) will be credited to a bookkeeping account in the Holder’s name and will be settled in a lump sum on the Deferred Payment Date, or as otherwise set forth in the Program.

2.6 Responsibility for Taxes.

(a) Holder agrees and acknowledges that Holder will consult with his or her personal tax advisor regarding any income tax, social insurance contributions or other tax-related items legally applicable or deemed legally applicable to Holder (“Tax-Related Items”) that may arise in connection with the RSUs and Holder’s participation in the Plan. Holder is relying solely on such advisor and is not relying in any part on any statement or representation of the Company or any of its agents in relation to the RSUs and this Agreement. The Company shall not be responsible for payment of any Tax-Related Items, unless it is required to withhold Tax-Related Items under applicable law. Holder further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to the grant of the RSUs, the vesting, deferral (if applicable) or settlement of the RSUs, the issuance of shares of Common Stock in settlement of the RSUs, the subsequent sale of the shares of Common Stock acquired at vesting and the receipt of any dividends or (if applicable) Dividend Equivalents; and (ii) does not commit to and is under no obligation to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate the Holder’s liability for Tax-Related Items or achieve any particular tax result.

(b) The Company may take such action as it deems appropriate to ensure that all Tax-Related Items, which are Holder’s sole and absolute responsibility, are withheld or collected from Holder, if and to the extent required by applicable law. If withholding of Tax-Related Items is required by applicable law, the Company will withhold shares of Common Stock upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is not feasible under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of the following methods: (i) withholding from Holder’s cash fees or other compensation paid to Holder by the Company; (ii) causing Holder to tender a cash payment (i.e., check or bank wire); (iii) withholding from the proceeds of the sale of shares of Common Stock issued upon vesting, either through a voluntary sale or through a mandatory sale arranged by the Company (on Holder’s behalf pursuant to this authorization); or (iv) any other method determined by the Company, to the extent permitted under the Plan and applicable laws. Further, the Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the country in which tax is due (to the extent permitted by the Plan). In the event of over-withholding, Holder may receive a refund of any over-withheld amount in cash (with no entitlement to the Common Stock equivalent) or, if not refunded, Holder may be able to seek a refund from the applicable tax authorities In the event of under-withholding, Holder may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company. If the obligation for Tax-Related Items is satisfied by withholding shares of Common Stock, for tax purposes, Holder will be deemed to have been issued the full number of shares of Common Stock subject to the vested RSUs, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.

(c) The Company shall not be obligated to deliver any new certificate representing shares of Common Stock to Holder or Holder’s legal representative or enter such shares of Common Stock in book entry form unless and until Holder or Holder’s legal representative shall have paid or otherwise satisfied Holder’s obligations in connection with the Tax-Related Items resulting from the RSUs or the shares of Common Stock subject to the RSUs.

2.7 Conditions to Delivery of Common Stock; Legal Requirements. The shares of Common Stock deliverable hereunder, or any portion thereof, may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such shares of Common Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Common Stock deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares of Common Stock to listing on all stock exchanges on which such Common Stock is then listed;

(b) The completion and maintenance of any registration or other qualification of such shares of Common Stock under any U.S. and non-U.S. state or federal law or under rulings or regulations of the U.S. Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any U.S. or non-U.S. state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and

(d) The lapse of such reasonable period of time following the vesting of any RSUs as the Administrator may from time to time establish for reasons of administrative convenience.

2.8 Rights as Stockholder. Holder shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any shares of Common Stock underlying the RSUs and deliverable hereunder unless and until such shares of Common Stock shall have been issued by the Company and held of record by such Holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in Section 11.3 of the Plan. No Dividend Equivalent awards shall be awarded in respect of any unvested RSUs. To the extent that Holder has duly elected to defer settlement of the RSUs under the Program, the right to Dividend Equivalent awards in respect of Deferred RSUs shall be as set forth in the Program.

ARTICLE 3.
OTHER PROVISIONS

3.1 Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Holder, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.

3.2 Grant is Not Transferable.

(a) Except as set forth in Section 3.2(b) hereof, during the lifetime of Holder, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Common Stock underlying the vested RSUs have been issued. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b) Notwithstanding the foregoing provisions of Section 3.2(a) hereof, for Holders who are exclusively subject to the laws of the United States, the Administrator, in its sole discretion, may permit the transfer of RSUs held by Holder (i) pursuant to a DRO, or (ii) by gift or contribution to a Permitted Transferee; provided, however, that such transfer of the RSUs may be permitted for Deferred RSUs only to the extent permitted by Section 409A. Any RSU that has been so transferred shall continue to be subject to all of the terms and conditions as applicable to the original Holder, and the transferee shall execute any and all such documents requested by the Administrator in connection with the transfer, including, without limitation, to evidence the transfer and to satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws.

3.3 Binding Agreement. Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.4 Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the RSUs and the issuance of shares of Common Stock with respect to vested RSUs in such circumstances as it, in its sole discretion, may determine; provided, however, that if the RSUs were deemed to constitute “nonqualified deferred compensation” subject to Section 409A and Holder is subject to U.S. federal taxation, no acceleration of the issuance of the shares of Common Stock may occur other than as expressly permitted under Section 409A. In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Section 11.3 of the Plan, the Administrator shall make any appropriate adjustments in the number of RSUs then outstanding and the number and kind of securities that may be issued in respect of the RSUs. Holder acknowledges that the RSUs are subject to amendment, modification and termination in certain events as provided in this Agreement and Section 11.3 of the Plan.

3.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice (which may include electronic delivery by email) or when sent by certified or registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below:

If to Company:	ResMed Inc. 9001 Spectrum Center Blvd. San Diego, CA 92123 USA Attn: Michael Rider, Global General Counsel & Secretary

If to Holder:	Address of the Holder on file with ResMed Inc.

3.6 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.7 Governing Law / Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award of RSUs or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Diego County, California, or the federal courts for the United States for the Southern District of California and no other courts, where this grant is made and/or to be performed.

3.8 Conformity to Securities Laws. Holder acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, and other U.S. or non-U.S. state and federal securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.9 Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided that, except as may otherwise be provided by the Plan and subject to Sections 3.8, 3.11, 3.14 and 3.17 hereof, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Holder.

3.10 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.

3.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.12 No Right to Continued Service. Nothing in this Agreement or the Plan confers upon Holder any right to continue in service for any period of specific duration.

3.13 Entire Agreement. The Plan, the Summary and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Holder with respect to the subject matter hereof.

3.14 Section 409A. Provided Holder has not duly elected to defer settlement of the RSUs under the Program, the parties intend that this Agreement and the benefits provided hereunder be exempt from the requirements of Section 409A of the Code (together with any U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof,

“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in U.S. Treasury Regulation Section 1.409A-1(b)(4) or otherwise. However, to the extent that the RSUs (or any portion thereof) may be subject to Section 409A, the parties intend that this Agreement and such benefits comply with the deferral, payout, and other limitations and restrictions imposed under Section 409A and this Agreement shall be interpreted, operated and administered in a manner consistent with such intent. Notwithstanding any other provision of the Plan, the Summary or this Agreement, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Holder or any other person for failure to do so) to adopt such amendments to the Plan, the Summary or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the RSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. Nothing in this Agreement, the Plan or the Summary shall provide a basis for any person to take action against the Company or any Subsidiary based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or RSUs granted under this Agreement, and neither the Company nor any of its Subsidiaries shall under any circumstances have any liability to Holder or his or her estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A.

3.15 Limitation on Holder’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Unless and until the RSUs will have vested in the manner set forth in Article 2 hereof, Holder will have no right to the issuance of shares of Common Stock with respect to the RSUs. Holder shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs (including Deferred RSUs, if applicable), and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to RSUs (including Deferred RSUs, if applicable), as and when payable hereunder.

3.16 Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide (a) to deliver by electronic means any documents related to the RSUs granted under the Plan, Holder’s participation in the Plan, or future awards that may be granted under the Plan or (b) to request by electronic means Holder’s consent to participate in the Plan. Holder hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or any third party designated by the Company.

3.17 Imposition of Other Requirements. The Company reserves the right to impose other requirements on Holder’s participation in the Plan, on the RSUs or any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable or legal or administrative reasons, and to require Holder to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

3.18 Participants Outside of the United States. If Holder is a resident of a jurisdiction outside of the United States and subject to the laws of such jurisdiction, then Holder hereby agrees to be subject to the additional requirements and disclosures set forth in Appendices I and II hereto, both the general terms and any specific terms for Holder’s country, which are hereby incorporated into this Agreement, regardless of the law that might be applied under principles of conflicts of laws.

3.19 Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

3.20 Waiver. Holder acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Holder or any other Holder.

3.21 No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice with respect to the RSUs, nor is the Company making any recommendations regarding Holder’s participation in the Plan, or Holder’s acquisition or sale of the underlying shares of Common Stock. Holder should consult with his or her own personal tax, legal and financial advisors regarding Holder’s participation in the Plan before taking any action related to the Plan and the RSUs.

IN WITNESS WHEREOF, the parties hereunto agree to the terms and conditions set forth in this Agreement.

RESMED INC.	HOLDER

/s/ Michael J. Farrell	[Signature]

Chief Executive Officer	(Acceptance designated electronically at the plan administrator’s Web site)

APPENDIX I
Additional Terms and Conditions For Directors Outside the United States

This Appendix I includes additional terms and conditions that govern the Award granted to Holder under the Plan if Holder resides in a country outside the United States of America (or if Holder later relocates to such a country). Certain capitalized terms used but not defined in this Appendix I have the meanings set forth in the Plan, the Agreement and/or the Summary.

1. Data Privacy Consent.

a.Declaration of Consent. Holder is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of the data protection laws in Holder’s country.

b.Data Collection and Usage. The Company collects, processes and uses certain personal information about Holder, including, but not limited to, Holder’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, compensation, nationality, job title, any shares or directorships held in the Company, details of all RSUs under the Plan or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Holder’s favor (“Data”), for the purposes of managing Holder’s participation in the Plan. The legal basis, where required, for the processing of Data is Holder’s consent.

c.Stock Plan Administration Service Providers. The Company transfers Data, or parts thereof, to Fidelity Stock Plan Services, LLC and certain of its affiliated companies (“Fidelity”), which assists the Company with the implementation, administration and management of the Plan. Holder acknowledges and understands that Fidelity will open an account for Holder to receive and trade shares of Common Stock acquired under the Plan and that Holder will be asked to agree on separate terms and data processing practices with Fidelity, which is a condition of Holder’s ability to participate in the Plan. In the future, the Company may select a different service provider and may share Data with such different service provider that serves in a similar manner.

d.International Data Transfers. The Company and Fidelity are based in the United States. Holder understands that his or her country may have enacted data privacy laws that are different from the laws of the United States. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of Holder’s Data in the United States or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, Holder might not have enforceable rights regarding the processing of his or her Data in such countries.

To the extent applicable to Holder, the Company provides appropriate safeguards for protecting Data that it receives in the United States through its adherence to data transfer agreements entered into between the Company and Subsidiaries within the European

Union. Otherwise, where required, the Company’s legal basis for the transfer of Data is Holder’s consent.

e.Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage Holder’s participation in the Plan, or as required to comply with applicable law, exercise or defense of legal rights, and archiving, back-up and deletion processes.

f.Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Holder is providing the consents herein on a purely voluntary basis. Holder understands that he or she may withdraw consent at any time with future effect for any or no reason. If Holder does not consent, or if Holder later seeks to revoke his or her consent, Holder's service as a Director will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to offer RSUs or other awards to Holder or administer or maintain Holder’s participation in the Plan.

g.Data Subject Rights. Holder understands that data subject rights vary depending on applicable law and that, depending on where Holder is based and subject to the conditions under applicable law, Holder may have, without limitation, the rights to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in Holder’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Holder understands that he or she can contact the Company.

2. Insider Trading / Market Abuse Laws. Holder acknowledges that Holder may be subject to insider trading restrictions and/or market abuse laws, which may affect Holder’s ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., RSUs) or rights linked to the value of shares of Common Stock during such times as Holder is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the relevant jurisdiction). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Holder is responsible to comply with any applicable restrictions, and Holder should speak to his or her personal advisor regarding this matter.

3. Foreign Assets/Account and Tax Reporting, Exchange Controls.

a.Holder’s country may have certain foreign asset, account and/or tax reporting requirements and exchange controls which may affect Holder’s ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside Holder’s country. Holder understands that he or she may be required to report such accounts, assets or transactions to the tax or other authorities in Holder’s country. Holder also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. In addition, Holder may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of shares of Common Stock. Holder acknowledges that he or she is responsible for complying with all such requirements, and that Holder should consult personal legal and tax advisors, as applicable, to ensure compliance.

b.The Company shall not be liable for any foreign exchange rate fluctuation between Holder’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Holder pursuant to the settlement of the RSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.

4. Language. In the event Holder has received this Agreement, including Appendices I and II, or any other document related to the Plan translated into a language other than English, the English version will control to the extent the meaning of the translated version differs from the English version.

APPENDIX II

Certain capitalized terms used but not defined in this Appendix II have the meanings set forth in the Plan, the Director Restricted Stock Unit Award Agreement, Appendix I and/or the Summary.

This Appendix II includes special and/or additional terms and conditions that govern the RSUs granted to Holder under the Plan if Holder is a resident of a jurisdiction outside of the United States and subject to the laws of such jurisdiction. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. If Holder is a citizen or resident of a country other than the one in which he or she is currently residing and/or transfers residency to another country after the grant of the RSUs, or is considered resident of another country for local law purposes, the Administrator shall, in its discretion, determine to what extent any country-specific terms and conditions contained herein shall be applicable to Holder.

Belgium

There are no country-specific provisions.

Singapore

Sale of Shares. For any shares of Common Stock that are issued within six months of the Grant Date, Holder agrees that he or she will not dispose of the shares of Common Stock acquired prior to the six-month anniversary of the Grant Date, unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or any other applicable provisions of the SFA. Further, for the avoidance of doubt, where an election under Section 2.5 of the Director Restricted Stock Unit Award Agreement has been made, Holder cannot dispose of any shares of Common Stock in respect of the Deferred RSUs until after the Deferred Payment Date.

Securities Law Information. The offer of the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of SFA and not with a view to the RSUs or shares of Common Stock being subsequently offered for sale to another party. The Plan has not been lodged or registered as a prospectus with a Monetary Authority of Singapore.